UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2004

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview, Suite 1000, Englewood, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 796-2850

Check the appropriated box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As explained in Item 5.02 below, on December 21, 2004, CSG Systems International, Inc. (“CSG”) announced that John “Hank” Bonde was named President and Chief Operating Officer of CSG and CSG Systems, Inc. (a subsidiary of CSG). In conjunction with Mr. Bonde’s appointment, CSG and Mr. Bonde entered into an Employment Agreement dated December 18, 2004 (the “Agreement”). A brief description of the material terms and conditions of the Agreement is as follows:

•	The term of Mr. Bonde’s Agreement is from January 1, 2005 through December 31, 2006. Thereafter, the Agreement will automatically renew on a month-to-month basis unless either party gives thirty days prior written notice to the other party.

•	Mr. Bonde will receive a base salary of $550,000 per year. The Board of Directors will establish an incentive bonus program for Mr. Bonde in 2005 and 2006 in which Mr. Bonde shall have the opportunity to earn an incentive bonus of not less than one hundred percent of his base salary if agreed upon objectives are fully achieved. The incentive bonus program is expected to be established in the first quarter of 2005.

•	Mr. Bonde, under CSG’s 1996 Stock Incentive Plan, will be granted restricted shares of CSG common stock with a zero exercise price as follows: (i) 75,000 shares promptly after commencing employment; (ii) 75,000 shares on July 1, 2005; and (iii) 50,000 shares of on December 31, 2005. Mr. Bonde must be employed by CSG at the date of grant in order to receive these restricted stock awards. The restricted stock awards will vest (contingent upon Mr. Bonde’s continued employment with CSG) ratably over four years from the date of grant, and will vest immediately upon a change of control.

•	Key termination benefits under the Agreement are summarized as follows:

•	If the Agreement is terminated due to death or disability, Mr. Bonde (or his estate as the case may be) will be entitled to receive his base salary accrued through the date of his termination and a pro rata portion of his annual incentive bonus for the calendar year in which the termination occurs.

•	If the Agreement is terminated for cause (as defined), Mr. Bonde will be entitled to receive his base salary accrued through the effective date of such termination.

•	If the Agreement is terminated without cause (as defined) prior to a change in control of CSG, Mr. Bonde will be entitled to receive his base salary through December 31, 2006 if the termination occurs during 2005, plus a pro rata portion of his annual incentive bonus for the calendar year in which such termination occurs. If the effective termination date is during or after 2006, Mr. Bonde will be entitled to receive his base salary through the date that is one year from the effective termination date, plus a pro rata portion of his annual incentive bonus for the calendar year in which such termination occurs.

•	If the agreement is terminated without cause (as defined) after a change in control of CSG, Mr. Bonde will be entitled to the same benefits he would have received if the termination without cause occurred prior to a change in control, except that he will be entitled to receive 100% of his annual incentive bonus for the year in which the termination occurs (i.e., such incentive bonus will not be pro rated).

•	Mr. Bonde will be precluded from soliciting CSG employees for employment outside of CSG, and competing against CSG for a period of one year from the effective date of his termination of employment with CSG.

A copy of the Employment Agreement with Mr. Bonde, dated December 18, 2004, is attached hereto as Exhibit 10.45 and hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On December 21, 2004, CSG announced that John “Hank” Bonde, has been named President and Chief Operating Officer. Mr. Bonde’s appointment is effective January 1, 2005. A copy of CSG’s press release regarding Mr. Bonde’s appointment is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

2

Prior to his appointment at CSG, Mr. Bonde, age 59, held several positions in the technology field as follows:

•	From 2003 to 2004, he served as Chairman and Chief Executive Officer of Centerpost Communications, a leading provider of multi-channel, automated communications services;

•	From 2001 to 2003, he served as Executive Vice President and Chief Operating Officer of JD Edwards, an enterprise resource planning software company;

•	From 2000 to 2001, he served as President and Chief Executive Officer of Tachyon, Inc., a satellite technology, broadband network services provider;

•	During 2000; he served as President and Chief Operating Officer of Centrecom Incorporated, a unified communications service provider; and

•	From 1998 to 1999, he served as Acting President and Chief Operating Officer of USTEL, Inc., a switched base and wireless long distance reseller.

On December 18, 2004, CSG entered into an employment agreement with Mr. Bonde. The text set forth in Item 1.01 regarding the employment agreement is incorporated into this section by reference.

Mr. Bonde does not have any family relationships with any executive officer or director of CSG or its affiliates. He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.45	Employment Agreement with John Bonde, dated December 18, 2004

99.1	Press release dated December 21, 2004

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2004

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy Wiese
Randy Wiese, Principal
Accounting Officer

4

CSG Systems International, Inc.

Form 8-K

Exhibit Index

10.45	Employment Agreement with John Bonde, dated December 18, 2004

99.1	Press release dated December 21, 2004

5